HKCM CPA & Co.

Certified Public Accountants

Consent of Independent Registered Public Accounting Firm

We also hereby consent to the incorporation in this Registration Statement on Amendment No. 7 to Form S-1 of our report dated March 26, 2021, relating to the consolidated financial statements of VIVIC Corp. for the year ended December 31, 2020 and to all references to our firm included in this Registration Statement.

/s/ HKCM CPA & Co.

Certified Public Accountants

Hong Kong, China,

December 16, 2022